FORM OF

TIME-BASED PROFITS INTEREST UNITS AGREEMENT

PURSUANT TO

THE OMEGA HEALTHCARE INVESTORS, INC. 2018 STOCK INCENTIVE PLAN

THIS AGREEMENT (this “Agreement”) is made as of the Grant Date, by and between OHI Healthcare Properties Limited Partnership (the “Partnership”), a limited partnership controlled by, and an Affiliate (as defined below) of, Omega Healthcare Investors, Inc. (Omega Healthcare Investors, Inc. is hereafter referred to as the “Company”) and «Recipient» (the “Recipient”).

Upon and subject to this Agreement (including the Terms and Conditions and the Exhibits which are attached hereto and incorporated herein as part of this Agreement) and the Limited Partnership Agreement (as defined herein), the Partnership hereby awards as of the Grant Date to the Recipient the number of Profits Interest Units set forth below (the “Profits Interest Units Grant” or the “Award”).  Underlined and capitalized captions in Items A through G below shall have the meanings therein ascribed to them.  Other capitalized terms used in this Agreement are defined in Section 16 of the Terms and Conditions.  Capitalized terms that are used but not defined in this Agreement shall have the meaning ascribed to them in the “Plan” (as defined below).

A.Grant Date: January 1, 2020.

B.Plan: (under which Profits Interest Units Grant is granted): Omega Healthcare Investors, Inc. 2018 Stock Incentive Plan.

C.Profits Interest Units:  «Profits_Interest_Units» Profits Interest Units. “Profits Interest Units” has the same meaning as “LTIP Units” as defined in the Limited Partnership Agreement, and each Profits Interest Unit represents, on the Grant Date, one “Unvested Profits Interest Unit,” which is one “Unvested LTIP Unit” as defined in and pursuant to the Limited Partnership Agreement, subject to adjustment as provided in the attached Terms and Conditions, and also represents the Partnership’s unsecured obligation to issue to the Recipient distributions described in Item E below.

D.Vesting Schedule:  The Recipient shall become vested in a number of Profits Interest Units as and when determined pursuant to Exhibit 1. The Profits Interest Units which have become vested pursuant to the Vesting Schedule are herein referred to as the “Vested Profits Interest Units.”

E.Distributions:  The “LTIP Unit Distributions Participation Date” attributable to Profits Interest Units as defined in and pursuant to Section 15.4 of the Limited Partnership Agreement shall be January 1, 2020, and as a result, with respect to distributions and allocations of Net Income and Net Loss that accrue on and after January 1, 2020, the Recipient shall receive with respect to each Unvested Profits Interest Unit and each Vested Profits Interest Unit the same distributions and allocations of Net Income and Net Loss pursuant to the Limited Partnership Agreement that are paid to each “LP Unit” as defined therein.

F.Non-Competition Provisions:  The Recipient acknowledges that if the Recipient is subject to any provisions then in effect in the employment agreement between the Recipient and the Company or an Affiliate that limit the ability of the Recipient to enter into competition with the Company or its Affiliates or to work for a business which is in a similar business to that of the Company or of an Affiliate, the Recipient will abide by such provisions.  Further, the Recipient agrees that if there is no such employment agreement or there are no such provisions in the employment agreement, during the Applicable Period, the Recipient will not (except on behalf of or with the prior written consent of the Company, which consent may be withheld in Company’s sole discretion), within the Area, on the Recipient’s own behalf, or in the service of or on behalf of others, and whether as an employee, a consultant or otherwise, provide managerial services or management consulting services substantially similar to those the Recipient provides for the Company or an Affiliate to any Competing Business.  As of the Grant Date, the Recipient acknowledges and agrees that the Recipient provides services to the Company throughout the Area.

G.Non-Solicitation Provisions:    The Recipient acknowledges that if the Recipient is subject to any provisions then in effect in the employment agreement between the Recipient and the Company or an Affiliate that limit the ability of the Recipient to solicit clients or employees of the Company or its Affiliates, the Recipient will abide by such provisions.  Further, the Recipient agrees that if there is no such employment agreement or there are no such provisions in the employment agreement, during the Applicable Period, the Recipient will not, on the Recipient’s own behalf or in the service of or on behalf of others:

(i) solicit any individual or entity which is an actual client of the Company or any of its Affiliates as of the Determination Date with whom the Recipient had direct material contact while the Recipient was an employee of the Company or an Affiliate, for the purpose of offering services substantially similar to those offered by the Company or an Affiliate, or

(ii)  solicit for employment with a Competing Business any person who is a management level employee of the Company or an Affiliate with whom the Recipient had contact during the then most recent year of the Recipient’s employment with the Company or an Affiliate.

The Recipient shall not be deemed to be in breach of Item G(ii) solely because an employer for whom the Recipient performs services solicits, diverts, or hires a management level employee of the Company or an Affiliate, provided that the Recipient does not engage in the activity proscribed by Item G(ii).

H.Acknowledgement:  The Recipient acknowledges and agrees that the Recipient’s agreement to and compliance with the provisions of this Agreement, including without limitation Item F and Item G above, are conditions to the effectiveness of the grant of the Award, and further acknowledges and agrees that the Recipient’s noncompliance with Item F or Item G above can result in a forfeiture and/or recovery of all or part of the Award to the extent provided in the Vesting Schedule. The Recipient also acknowledges and agrees that the forfeitures and compensation recoveries provided for in this Agreement in connection with any breach during the Applicable Period by the Recipient of the Restrictive Provisions or the Intellectual Property Agreement shall not be the Company’s sole remedy, and nothing in this Agreement limits the Company’s right to seek damages, injunctive relief or other legal or equitable relief in case of any breach during the Applicable Period by the Recipient of the Restrictive Provisions or the Intellectual Property Agreement, except to the extent provided otherwise in the last paragraph of the Vesting Schedule.  In the event that any provision of this Agreement is determined by a court which has jurisdiction to be unenforceable in part or in whole, the court shall be deemed to have the authority to strike or sever any unenforceable provision, or any part thereof or to revise any provision to the minimum extent necessary to render the provision reasonable and then to enforce the provision to the maximum extent permitted by law.

IN WITNESS WHEREOF, the Partnership and the Recipient have executed and agree to be bound by this Agreement as of the Grant Date set forth above.

OHI HEALTHCARE PROPERTIES LIMITED PARTNERSHIP

By:

Title:

THE RECIPIENT

By: ______________________________________

Name: «Recipient»

TERMS AND CONDITIONS TO THE

TIME-BASED PROFITS INTEREST UNITS AGREEMENT

PURSUANT TO

THE OMEGA HEALTHCARE INVESTORS, INC. 2018 STOCK INCENTIVE PLAN

1.Conditions to Grant of Profits Interest Units. As a condition of receiving the grant of Profits Interest Units hereunder, the Recipient must (a) execute the representations and warranties set forth on Exhibit 2 attached hereto, and deliver them to the Partnership within ten (10) days of the Grant Date, and (b) file with the IRS within thirty (30) days of the Grant Date, a valid election under Code Section 83(b), in substantially the form of Exhibit 3 attached hereto, as to all of the Profits Interest Units.  The Recipient must also deliver to the Partnership, within thirty (30) days after the Grant Date, a copy of such election.  Failure to comply with the requirements of this Section shall result in the forfeiture of all the Profits Interest Units and the cancellation of this Agreement.

2.Issuance of Profits Interest Units.  The Partnership shall record in the name of the Recipient the number of Profits Interest Units (“LTIP Units,” as defined in the Limited Partnership Agreement) awarded as of the Grant Date. The Partnership and the Recipient acknowledge and agree that the Profits Interest Units are hereby issued to the Recipient for the performance of services to or for the benefit of the Partnership and its Affiliates. If the Recipient is not already a partner of the Partnership pursuant to the Limited Partnership Agreement (defined therein as a “Partner”), the Partnership admits the Recipient as an “LTIP Unit Limited Partner” (as defined therein) and a Partner on the terms and conditions in this Agreement, the Plan and the Limited Partnership Agreement. Upon execution of this Agreement, the Recipient shall, automatically and without further action on the Recipient’s part, be deemed to be a signatory of and bound by the Limited Partnership Agreement. At the request of the Partnership, the Recipient shall execute the Limited Partnership Agreement or a counterpart signature page thereto.

3.Rights as a Unitholder.  The Profits Interest Units shall be treated as a “profits interest” within the meaning of Revenue Procedure 93-27, and the Recipient shall be treated as having received the interest on the Grant Date as contemplated under Section 4 of Revenue Procedure 2001-43.  As the owner of the Profits Interest Units for income tax purposes, the Recipient shall take into account the Recipient’s distributive share of income, gain, loss, deduction and credit associated with the Profits Interest Units as determined in accordance with the terms of the Limited Partnership Agreement and this Agreement.

4.Restrictions on Transfer.  The Recipient shall not sell, pledge, assign, transfer or hypothecate, or otherwise dispose of any Profits Interest Units, whether outright or as security, with or without consideration, voluntary or involuntary, of all or any part of any right, title or interest in or to the Profits Interest Units, except as otherwise provided in the Limited Partnership Agreement. Any disposition not made in accordance with this Agreement shall be deemed null and void.  Any permitted transferee under this Section shall be bound by the terms of this Agreement and the Limited Partnership Agreement.

5.Tax Withholding. If and only if tax withholding applies with respect to the grant, vesting, ownership or disposition of Profits Interest Units, the Company or an Affiliate may

withhold from the Recipient’s wages, or require the Recipient to remit to the Partnership, the Company or an Affiliate, any applicable required tax withholding.

6.Change in Capitalization.

(a)The number and kind of units issuable under this Agreement shall be proportionately adjusted for any non-reciprocal transaction between the Partnership and the holders of partnership interests of the Partnership that causes the per unit value of the Profits Interest Units subject to the Award to change, such as a unit dividend, unit split, spinoff or rights offering (each an “Equity Restructuring”). No fractional shares shall be issued in making such adjustment.

(b)In the event of a merger, consolidation, reorganization, extraordinary dividend, spin-off, sale of substantially all of the Partnership’s assets, other change in capital structure of the Partnership, tender offer for Profits Interest Units (“LTIP Units,” as defined in the Limited Partnership Agreement), or a Change in Control, that in each case does not constitute an Equity Restructuring, the Committee shall take such action to make such adjustments with respect to the Profits Interest Units as the Committee, in its sole discretion, determines in good faith is necessary or appropriate and as is permitted by the Plan, including, without limitation, adjusting the number and class of units subject to the Award, substituting other securities, property or cash to replace the Award, all as determined in good faith by the Committee to have equivalent value to the Award, removing restrictions on the Award, or terminating the Award in exchange for the cash value determined in good faith by the Committee.  Any adjustment pursuant to this Section may provide, in the Committee’s discretion, for the elimination without payment of any fractional units that might otherwise be subject to the Award, but except as set forth in this Subsection and the Plan may not otherwise diminish the then value of the Award.

(c)All determinations and adjustments made by the Committee pursuant to this Section will be final and binding on the Recipient. Any action taken by the Committee need not treat all recipients of awards under the Plan equally.

(d)The existence of the Plan and the Profits Interest Unit Grant shall not affect the right or power of the Partnership to make or authorize any adjustment, reclassification, reorganization or other change in its capital or business structure, any merger or consolidation of the Partnership, any issue of debt or equity securities having preferences or priorities as to the Profits Interest Units or the rights thereof, the dissolution or liquidation of the Partnership, any sale or transfer of all or part of its business or assets, or any other corporate act or proceeding.

7.Governing Laws.  This Award shall be construed, administered and enforced according to the laws of the State of Maryland; provided, however, no Profits Interest Units shall be issued except, in the reasonable judgment of the Committee, in compliance with exemptions under applicable state securities laws of the state in which Recipient resides, and/or any other applicable securities laws.

8.Successors.  This Agreement shall be binding upon and inure to the benefit of the heirs, legal representatives, successors, and permitted assigns of the parties.

9.Notice.  Except as otherwise specified herein, all notices and other communications under this Agreement shall be in writing and shall be deemed to have been given if personally delivered or if sent by registered or certified United States mail, return receipt requested, postage prepaid, addressed to the proposed recipient at the last known address of the Recipient.  Any party may designate any other address to which notices shall be sent by giving notice of the address to the other parties in the same manner as provided herein.

10.Severability.  In the event that any one or more of the provisions or portion thereof contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, the same shall not invalidate or otherwise affect any other provisions of this Agreement, and this Agreement shall be construed as if the invalid, illegal or unenforceable provision or portion thereof had never been contained herein.

11.Entire Agreement.  This Agreement and the Limited Partnership Agreement, together with the terms and conditions set forth in the Plan, express the entire understanding and agreement of the parties with respect to the subject matter. In the event of a conflict between the terms of the Plan or the Limited Partnership Agreement and this Agreement, the Plan and the Limited Partnership Agreement shall govern.

12.Specific Performance.  In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the party or parties who are thereby aggrieved shall have the right to specific performance and injunction in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.

13.No Right to Continued Retention.  Neither the establishment of the Plan nor the Award shall be construed as giving Recipient the right to continued service with the Company or an Affiliate.

14.Tax Effects under 409A.  It is intended that the Award under this Agreement be exempt from Section 409A of the Internal Revenue Code (the “Code”) as a current grant of a profits interest as provided in Section 3 hereof.

15.Headings.  Except as otherwise provided in this Agreement, headings used herein are for convenience of reference only and shall not be considered in construing this Agreement.

16.Definitions.  As used in this Agreement:

“Affiliate” means any person, firm, corporation, partnership, association or entity that, directly or indirectly or through one or more intermediaries, controls, is controlled by or is under common control with the Company.

“Applicable Period” means:

(a) as to the Restrictive Provisions,

(i)the period of time that the Restrictive Provisions are in effect in accordance with the terms of the employment agreement then in effect between the Recipient and the Company or an Affiliate, or

(ii)  if there is no such employment agreement or there are no such provisions in the employment agreement, the period of the Recipient’s employment with the Company or an Affiliate, and with respect to the Non-Solicitation Provisions, twelve (12) months thereafter, and with respect to the Non-Competition Provisions, six (6) months thereafter; and

(b)  as to the Intellectual Property Agreement, the period of time that any breach of such agreement would be actionable by the Company or an Affiliate pursuant to the terms of such agreement.

“Area” means the states, areas and countries in which the Company or any of its Affiliates owns, acquires, develops, invests in, leases, finances the ownership of, or finances the operation of any skilled nursing facilities, senior housing, long-term care facilities, assisted living facilities, or other residential healthcare-related real estate.

“Board” means the Board of Directors of the Company.

“Business of the Company” means any business with the primary purpose of leasing assets to healthcare operators, or financing the ownership of or financing the operation of skilled nursing facilities, senior housing, long-term care facilities, assisted living facilities, or other residential healthcare-related real estate.

“Cause” shall have the meaning set forth in the employment agreement then in effect between the Recipient and the Company or an Affiliate, or, if there is none, then Cause shall mean the occurrence of any of the following events:

(a)willful refusal by the Recipient to follow a lawful direction of any person to whom the Recipient reports or the Chief Executive Officer of the Company, provided the direction is not materially inconsistent with the duties or responsibilities of the Recipient’s position with the Company or an Affiliate, which refusal continues after such person or the Chief Executive Officer of the Company has again given the direction in writing;

(b)willful misconduct or reckless disregard by the Recipient of the Recipient’s duties or with respect to the interest or material property of the Company or an Affiliate;

(c)material breach by the Recipient of any of the Restrictive Provisions;

(d)material breach by the Recipient of any provision of the Intellectual Property Agreement;

(e)any act by the Recipient of fraud against, material misappropriation from or significant dishonesty to either the Company or an Affiliate, or any other party, but in the latter case only if in the reasonable opinion of the Chief Executive Officer of the Company, such fraud, material misappropriation, or significant dishonesty could reasonably be expected to have a material adverse impact on the Company or its Affiliates; or

(f)commission by the Recipient of a felony as reasonably determined by the Chief Executive Officer of the Company.

“Change in Control” means any one of the following events which occurs following the Grant Date:

(a)the acquisition within a twelve (12) month period, directly or indirectly, by any “person” or “persons” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than the Company or any employee benefit plan of the Company or an Affiliate, or any corporation or other entity pursuant to a reorganization, merger or consolidation, of equity securities of the Company that in the aggregate represent thirty percent (30%) or more of the total voting power of the Company’s then outstanding equity securities;

(b)the acquisition, directly or indirectly, by any “person” or “persons” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than the Company or any employee benefit plan of the Company or an Affiliate, or any corporation or other entity pursuant to a reorganization, merger or consolidation of equity securities of the Company, resulting in such person or persons holding equity securities of the Company that, together with equity securities already held by such person or persons, in the aggregate represent more than fifty percent (50%) of the total fair market value or total voting power of the Company’s then outstanding equity securities;

(c)individuals who as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board;

(d)a reorganization, merger or consolidation, with respect to which persons who were the holders of equity securities of the Company immediately prior to such reorganization, merger or consolidation, immediately thereafter, own equity securities of the surviving entity representing less than fifty percent (50%) of the combined ordinary voting power of the then outstanding voting securities of the surviving entity; or

(e)the acquisition within a twelve (12) month period, directly or indirectly, by any “person” or “persons” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than any corporation or other entity pursuant to a reorganization, merger or consolidation, of assets of the Company that have a total gross fair market value equal to or more than eighty-five percent (85%) of the total gross fair market value of all of the assets of the Company immediately before such acquisition.

Notwithstanding the foregoing, no Change in Control shall be deemed to have occurred for purposes of this Agreement (i) unless the event also constitutes a “change in the ownership or effective control of the corporation or in the ownership of a substantial portion of the assets of the corporation” within the meaning of Code Section 409A(a)(2)(v), or (ii) by reason of any actions or events in which the Recipient participates in a capacity other than in his capacity as an officer, employee, or director of the Company or an Affiliate.

“Competing Business” means any person, firm, corporation, joint venture, or other business that is engaged in the Business of the Company.

“Determination Date” means with respect to determining compliance with a covenant of this Agreement (a) while the Recipient remains employed by the Company or an Affiliate, the date as of which compliance is being determined, and (b) after the Recipient’s termination of employment, the date of the Recipient’s termination of employment.

“Good Reason” shall have the meaning set forth in the employment agreement then in effect between the Recipient and the Company or an Affiliate, or, if there is none, then Good Reason shall mean the occurrence of an event listed in (a) through (c) below:

(a)the Recipient experiences a material diminution of the Recipient’s responsibilities of the Recipient’s position, as reasonably modified by any person to whom the Recipient reports or the Chief Executive Officer of the Company from time to time, such that the Recipient would no longer have responsibilities substantially equivalent to those of other employees holding equivalent positions at companies with similar revenues and market capitalization;

(b)the Company or the Affiliate which employs the Recipient reduces the Recipient’s annual base salary or annual bonus opportunity at high, target or threshold performance as a percentage of annual base salary; or

(c)the Company or the Affiliate which employs the Recipient requires the Recipient to relocate the Recipient’s primary place of employment to a new location that is more than fifty (50) miles from its current location (determined using the most direct driving route), without the Recipient’s consent;

provided however, as to each event in Subsection (a) through (c),

(i)the Recipient gives written notice to the Company within ten (10) days following the event or receipt of notice of the event of the Recipient’s objection to the event;

(ii)the Company or the Affiliate which employs the Recipient fails to remedy the event within ten (10) days following the Recipient’s written notice; and

(iii)the Recipient terminates his employment within thirty (30) days following the Company’s and the Affiliate’s failure to remedy the event.

“Intellectual Property Agreement” means that certain agreement entitled “Intellectual Property Agreement” previously entered into between the Company and the Recipient.

“Limited Partnership Agreement” means the Second Amended and Restated Agreement of OHI Healthcare Properties Limited Partnership, dated as of April 1, 2015, as it may be amended or any successor agreement thereto.

“Non-Competition Provisions” means the provisions under the title “Non-Competition Provisions” heading in Item F above of this Agreement.

“Non-Solicitation Provisions” means the provisions under the title “Non-Solicitation Provisions” heading in Item G above of this Agreement.

 “Restrictive Provisions” means the Non-Competition Provisions and the Non-Solicitation Provisions.

“Retirement” means voluntary resignation by a Recipient after having reached at least age sixty-two (62) and having performed at least ten (10) years of service with the Company, any subsidiary and/or any company that is acquired directly or indirectly by the Company.  In addition, a Recipient must give at least six (6) months prior written notice of resignation for such voluntary resignation to qualify as “Retirement.”  The Recipient may give the required notice before satisfying the age and service requirements for Retirement, provided the Recipient satisfies the age and service requirements as of the effective date of Retirement.

EXHIBIT 1

VESTING SCHEDULE

A.Active Employee.  Except as provided in the remainder of this Vesting Schedule, the Profits Interest Units shall become Vested Profits Interest Units in accordance with the following schedule:

Date	Percentage of Profits Interest Units which are Vested Profits Interest Units

December 31, 2022	100%

; provided the Recipient must remain an employee, director or consultant of the Company or an Affiliate through the indicated date set forth above to vest in accordance with the schedule above; provided further, if during the Applicable Period and while the Recipient remains an employee, director or consultant of the Company or an Affiliate, the Recipient breaches the Restrictive Provisions or the Intellectual Property Agreement, the Board is permitted to require the Recipient to return to the Company any Profits Interest Units which vested within one year before the breach, or if such Profits Interest Units had been sold in an arm’s length transaction or redeemed by the Recipient, the proceeds of such sale or redemption as determined by the Board.  The amount of the recovery shall be determined without regard to any taxes paid by or withheld from the wages of the Recipient unless the Board shall determine otherwise.  Any subsequent provision of this Vesting Schedule providing for vesting in the specified circumstances shall not override the compensation recovery provisions of this Item A.

B.Disability, Good Reason or without Cause Termination.  Except as provided in Item F below, if, in the year set forth in the following schedule, the Recipient ceases services as an employee, director or consultant of the Company and all Affiliates due to the Recipient’s Disability, the Recipient’s resignation from the Company and all Affiliates for Good Reason, or the termination of the Recipient’s employment by the Company and its Affiliates without Cause (each such event referred to as a “Qualifying Termination”), then the percentage of the Profits Interest Units in the following schedule (rounded to the closest whole number of Profits Interest Units) shall become Vested Profits Interest Units as of the earlier of December 31, 2022 or the date of a Change in Control (the “Applicable Post-Termination Vesting Date”):

Exhibit 1– Page 1

Year of Qualifying Termination	Percentage of Profits Interest Units which are Vested Profits Interest Units

2020	33 1/3%
2021	66 2/3%
2022	100%

; provided however, that such vesting shall not occur if before the earlier of the Applicable Post-Termination Vesting Date or the end of the Applicable Period, the Recipient breaches any of the Restrictive Provisions or the Intellectual Property Agreement, and in such event, all Profits Interest Units shall be immediately forfeited as of the date of such breach.

C.Retirement.  Except as provided in Item F below, if the Recipient ceases services as an employee of the Company and all Affiliates due to Retirement in the year set forth in the following schedule, then the percentage of the Profits Interest Units in the following schedule (rounded to the closest whole number of Profits Interest Units) shall become Vested Profits Interest Units as of the Applicable Post-Termination Vesting Date:

Year of Retirement	Percentage of Profits Interest Units which are Vested Profits Interest Units

2020	0%
2021	100%
2022	100%

; provided however, that such vesting shall not occur if before the earlier of the Applicable Post-Termination Vesting Date or the end of the Applicable Period, the Recipient breaches any of the Restrictive Provisions or the Intellectual Property Agreement, and in such event, all Profits Interest Units shall be immediately forfeited as of the date of such breach.

D.Death after Qualifying Termination or Retirement.  Except as provided in Item F below, if Item B or C of this Vesting Schedule applies and the Recipient thereafter dies before the date vesting occurs pursuant to Item B or C, then the vesting there provided shall be accelerated to the date of the Recipient’s death; provided however, that such vesting shall not occur if during the Applicable Period and before the date of death, the Recipient breached any of the Restrictive Provisions or the Intellectual Property Agreement, and in such event, all Profits Interest Units shall be immediately forfeited as of the date of such breach.

Exhibit 1– Page 2

E.Death while Employed.  Except as provided in Item F below, if the Recipient ceases services as an employee, director or consultant of the Company and all Affiliates due to the Recipient’s death in the year set forth in the following schedule, then the percentage of the Profits Interest Units in the following schedule (rounded to the closest whole number of Profits Interest Units) shall become Vested Profits Interest Units as of the date of death:

Year of Death	Percentage of Profits Interest Units which are Vested Profits Interest Units

2020	33 1/3%
2021	66 2/3%
2022	100%

; provided however, that such vesting shall not occur if during the Applicable Period and before the date of death, the Recipient breached any of the Restrictive Provisions or the Intellectual Property Agreement, and in such event, all Restricted Stock Units shall be immediately forfeited as of the date of such breach.

F.Change in Control.  Notwithstanding Items B through E of this Vesting Schedule, if a Change in Control occurs on or after the Grant Date and on or before December 31, 2022, and (i) within sixty (60) days before the Change in Control or (ii) after the Change in Control, the Recipient incurs a Qualifying Termination, ceases services as an employee of the Company and all Affiliates due to the Recipient’s Retirement, or ceases services as an employee, director or consultant of the Company and all Affiliates due to the Recipient’s death, then all Profits Interest Units which have not previously become Vested Profits Interest Units pursuant to any of Items B through E shall become Vested Profits Interest Units as of the later of the date of the Change in Control or the date of the Qualifying Termination, Retirement or death.

G.Voluntary Resignation or Cause Termination.  Profits Interest Units which have not become Vested Profits Interest Units as of the Recipient’s cessation of services as an employee, director, or consultant of the Company and all Affiliates, except as provided in Items B through F of this Vesting Schedule, shall be forfeited.  Further, if (a) before a Change in Control, the Recipient ceases services as an employee, director or consultant of the Company and all Affiliates due to (I) the Recipient’s voluntary resignation without Good Reason (and not due to Disability or Retirement) or (II) the termination of the Recipient’s employment by the Company and its Affiliates for Cause, and (b) during the Applicable Period, the Recipient breaches the Restrictive Provisions or the Intellectual Property Agreement, the Board is permitted to require the Recipient to return to the Company any Profits Interest Units that vested within one year before the Recipient’s cessation of services, or if such Profits Interest Units had been sold in an arm’s length transaction or redeemed by the Recipient, the proceeds of such sale or redemption as determined by the Board.  The amount of the recovery shall be determined without regard

Exhibit 1– Page 3

to any taxes paid by or withheld from the wages of the Recipient unless the Board shall determine otherwise.

H.General Forfeiture Provisions.  Profits Interest Units which have not become Vested Profits Interest Units as of the earliest of (i) December 31, 2022, (ii) except as provided in Items B through E of this Vesting Schedule, as of the Recipient’s cessation of services as an employee, director, or consultant of the Company and all Affiliates, or (iii) the date provided in Item F, shall be forfeited, and once a forfeiture occurs no provision of this Vesting Schedule shall be construed to reinstate the forfeiture.  The forfeitures and compensation recoveries provided for in this Agreement in connection with any breach during the Applicable Period by a Recipient of the Restrictive Provisions or the Intellectual Property Agreement shall not be the Company’s sole remedy, and nothing in this Agreement limits the Company’s right to seek damages, injunctive relief or other legal or equitable relief in case of any such breach; provided, however, if the Recipient is not a party to an employment agreement with the Company or an Affiliate as of the date of termination of employment and the Recipient ceases services as an employee, director or consultant of the Company and all Affiliates due to a Qualifying Termination or Retirement, the Company’s sole remedy with respect to a breach by the Recipient during the Applicable Period of the Non-Competition Provisions will be the forfeiture provided in Item B or Item C, as applicable, of this Vesting Schedule; provided further, such limitation to the Company’s remedies shall not apply to the Recipient’s breach during the Applicable Period of the Non-Solicitation Provisions or the Intellectual Property Agreement.

I.Fractional Units.  If any calculation in this Vesting Schedule results in a fractional number of Vested Profits Interest Units, the number of Vested Profits Interest Units shall be rounded to the closest whole number.

Exhibit 1– Page 4

EXHIBIT 2

REPRESENTATIONS AND WARRANTIES OF THE RECIPIENT

In connection with the grant of the Profits Interest Units pursuant to the Agreement, the Recipient hereby represents and warrants to the Partnership that:

1.The Recipient is acquiring the Profits Interest Units for the Recipient’s own account with the present intention of holding the Profits Interest Units for investment purposes and not with a view to distribute or sell the Profits Interest Units, except in compliance with federal securities laws or applicable securities laws of other jurisdictions;

2.The Recipient acknowledges that the Profits Interest Units have not been registered under the Securities Act of 1933 (the “1933 Act”) or applicable securities laws of other jurisdictions and that the Profits Interest Units will be issued to the Recipient in reliance on exemptions from the registration requirements provided by Sections 3(b) or 4(2) of the 1933 Act and the rules and regulations promulgated thereunder and applicable securities laws of other jurisdictions and in reliance on the Recipient’s representations and agreements contained herein;

3.The Recipient is an employee of the Partnership or an Affiliate;

4.The Recipient acknowledges that the Profits Interest Units are subject to the restrictions contained in the Limited Partnership Agreement, and the Recipient has received and reviewed a copy of the Limited Partnership Agreement;

5.The Recipient has had the opportunity to ask questions of and receive answers from the Partnership and any person acting on its behalf concerning the terms and conditions of the Profits Interest Units awarded hereunder and has had full access to such other information concerning the Partnership and its Affiliates as the Recipient may have requested in making the Recipient’s decision to invest in the Profits Interest Units being issued hereunder;

6.The Recipient has such knowledge and experience in financial and business matters that the Recipient is capable of evaluating the merits and risks of the acquisition of the Profits Interest Units hereunder and the Recipient is able to bear the economic risk, if any, of such acquisition;

7.The Recipient has only relied on the advice of, or has consulted with, the Recipient’s own legal, financial and tax advisors, and the determination of the Recipient to acquire the Profits Interest Units pursuant to this Agreement has been made by the Recipient independent of any statements or opinions as to the advisability of such acquisition or as to the properties, business, prospects or condition (financial or otherwise) of the Partnership or its Affiliates which may have been made or given by any other person or by any agent or employee of such person and independent of the fact that any other person has decided to become a holder of Profits Interest Units;

Exhibit 2– Page 1

8.None of the Partnership or any of its Affiliates has made any representation or agreement to the Recipient with respect to the income tax consequences of the issuance, ownership or vesting of Profits Interest Units or the transactions contemplated by this Agreement (including without limitation the making of an election under Code Section 83(b)), and the Recipient is in no manner relying on the Partnership or any Affiliate or their representatives for an assessment of tax consequences to the Recipient. The Recipient is advised to consult with the Recipient’s own tax advisor with respect to the tax consequences;

9.The Recipient is not acquiring the Profits Interest Units as a result of, or subsequent to, any publicly disseminated advertisement, article, sales literature, publication, broadcast or any public seminar or meeting or any solicitation nor is the Recipient aware of any offers made to other persons by such means;

10.The Recipient understands and agrees that if certificates representing the Profits Interest Units are issued, such certificates may bear such restrictive legends as the Partnership or its legal counsel may deem necessary or advisable under applicable law or pursuant to this Agreement;

11.The Profits Interest Units cannot be offered for sale, sold or transferred by the Recipient other than pursuant to: (i) an effective registration under the 1933 Act or in a transaction otherwise in compliance with the 1933 Act; and (ii) evidence satisfactory to the Partnership of compliance with the applicable securities laws of other jurisdictions.  The Partnership shall be entitled to rely upon an opinion of counsel satisfactory to it with respect to compliance with the above laws;

12.The Partnership shall be under no obligation to register the Profits Interest Units or to comply with any exemption available for sale of the Profits Interest Units without registration or filing;

13.The Recipient represents that the Recipient is an “accredited investor” as that term is defined in Rule 501 of Regulation D of the 33 Act; specifically, either (a) the Recipient is an executive officer of the Partnership or of Omega Healthcare Investors, the general partner of the Partnership, or  (b) the Recipient has (i) had an individual income in excess of $200,000 in each of the two most recent years or joint income with the Recipient’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year, or (ii) the Recipient’s net worth or joint net worth with the Recipient’s spouse (excluding the value of the Recipient’s primary residence), exceeds $1,000,000; and

14.The Recipient agrees to furnish any additional information requested to assure compliance with applicable securities laws in connection with the issuance or holding of Profits Interest Units. The Recipient acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with applicable federal and state laws. Notwithstanding anything to the contrary herein, the Plan shall be administered and the grant of Profits Interest Units is made only in such manner as to conform to such laws. To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such

Exhibit 2 – Page 2

laws.  By execution below, the Recipient acknowledges that the Recipient has received a copy of the Agreement, the Limited Partnership Agreement and the Plan.

RECIPIENT

SignatureDateName

Exhibit 2 – Page 3

EXHIBIT 3
SECTION 83(b) ELECTION

The undersigned hereby elects to be taxed pursuant to Section 83(b) of the Internal Revenue Code of 1986 (the “Code”) with respect to the property described below and supplies the following information in accordance with the regulations promulgated thereunder:

1.The name, address and taxpayer identification number of the undersigned is:

«Recipient»

________________________

________________________

Taxpayer I.D. No.:  ________________________

2.Description of property with respect to which the election is being made:

«Profits_Interest_Units» Profits Interest Units of OHI Healthcare Properties Limited Partnership (the “Profits Interest Units,” defined in the OHI Healthcare Properties Limited Partnership as “LTIP Units”).

3.The date on which the property was transferred:

The Profits Interest Units were transferred on January 1, 2020.

4.The taxable year to which this election relates is calendar year 2020.

5.The nature of the restriction(s) to which the property is subject is:

The Profits Interest Units shall vest in increments on specified vesting dates or upon certain vesting events subsequent to the property transfer date, provided that the taxpayer continues to perform services for OHI Healthcare Properties Limited Partnership (the “Partnership”) or an affiliate.  In the event the taxpayer ceases to perform services for the Partnership and its affiliates under certain circumstances prior to the final vesting date, any unvested Profits Interest Units shall be forfeited back to the Partnership.

6.Fair Market Value:

Because the Profits Interest Units constitute a profits interest, the grant of the interest is not taxable under Code Section 83 pursuant to Revenue Procedure 93-27 and Revenue Procedure 2001-43.  Therefore, the taxpayer is reporting that the fair market value at the time of transfer (determined without regard to any restrictions other than restrictions which by their terms will never lapse) of the property with respect to which this election is being made as $0 per Profits Interest Unit.

7. Amount paid for property:

The taxpayer did not pay for the Profits Interest Units.

8. Furnishing statement to the person for whom services are performed:

A copy of this statement has been furnished to the Partnership.

Exhibit 3 – Page 1

By:	Date: January __, 2020

Exhibit 3 – Page 2